ALLEGHENY ENERGY SOLUTIONS, INC.
                        STATEMENT OF INCOME
                        FOR THE PERIOD ENDED SEPTEMBER 30, 1999



                                         Three Months EndYear To Date Ended
                                         September 30, 19September 30, 1999


OPERATING REVENUES:                               $0          $3,013,109
   Residential                                     0             (81,368)
   Commercial                                      0          (1,480,199)
   Industrial                                      0                   3
   Wholesale and Other                             0           1,451,545
      Total Operating Revenues

OPERATING EXPENSES:
  Power costs:
      Purchased Power                              0           1,247,941
  Customer Accounting & Services              48,495             301,553
  Administrative & General                    20,730             267,210
      Total Operation & Maintenance           69,225           1,816,704

   Depreciation
   Taxes other than income taxes                   2              64,603
   Federal and state income taxes            (27,687)           (105,081)
              Total Operating Expenses        41,540           1,776,226
              Operating Income               (41,540)           (324,681)

Other Income, Net                             (1,453)              8,427

Interest Charges                                   0              28,169


Net Income                                  ($42,993)          ($344,423)



                          Unaudited